Exhibit 99.1

Net Element Reports Second Quarter 2020 Financial Results

MIAMI, Aug. 13, 2020 - Net Element, Inc. (NASDAQ: NETE) (“Net Element” or the “Company”), a global technology and value-added solutions group that supports electronic payments acceptance in a multichannel environment including point-of-sale (“POS”), e-commerce and mobile devices, today reports its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Results

●	Total transaction volume decreased to $717.9 million, as compared to $950.2 million for the same comparable period
●	Net revenue decreased to $13.7 million, as compared to $16.5 million for the same comparable period in 2019
●	North American Transactions Solutions revenue decreased to $13.0 million, as compared to $15.7 million for the same comparable period
●	International Transaction Solutions revenue decreased slightly to $0.74 million, as compared to $0.75 million in 2019
●	Operating expenses decreased to $2.2 million, as compared to $5.2 million for the same comparable period
●	Gross margin decreased to $2.2 million, as compared to $2.6 million for the same comparable period

"The COVID-19 pandemic continued to negatively impact our financial results during the second quarter of this year.  Our ability to adapt quickly by implementing safety protocols to protect our employees has been successful so far, and we are happy to report we have had zero cases of COVID-19 among our employees.  We also implemented cost-cutting initiatives while boosting support for our merchants through e-commerce solutions, contactless payment alternatives and online food ordering for restaurants," commented Oleg Firer, CEO of Net Element. "We continue working diligently to increase shareholder value as we continue to work towards the proposed merger with Mullen Technologies Inc. .”

Results of Operations for the Three Months Ended June 30, 2020 Compared to the Three Months Ended June 30, 2019

We reported a net loss attributable to common stockholders of approximately $300,000 or $0.08 per share loss for the three months ended June 30, 2020 as compared to a net loss of approximately $1.5 million or $0.37 per share loss for the three months ended June 30, 2019. The decrease in net loss attributable to stockholders of approximately $1.2 million was primarily due to the reorganization of the labor force, including layoffs, which reduced our selling, general and administrative expenses.

The following table sets forth our sources of revenues, cost of revenues and the respective gross margins for the three months ended June 30, 2020 and 2019.

	Three		Three
	Months Ended		Months Ended		Increase /
Source of Revenues	June 30, 2020	Mix	June 30, 2019	Mix	(Decrease)
North American Transaction Solutions	$12,977,536	94.6%	$15,737,998	95.5%	$(2,760,462)
International Transaction Solutions	741,073	5.4%	749,313	4.5%	(8,240)
Total	$13,718,609	100.0%	$16,487,311	100.0%	$(2,768,702)
	Six		Six
	Months Ended	% of	Months Ended	% of	Increase /
Cost of Revenues	June 30, 2020	revenues	June 30, 2019	revenues	(Decrease)
North American Transaction Solutions	$23,840,300	84.7%	$25,212,812	83.8%	$(1,372,512)
International Transaction Solutions	996,895	70.0%	948,700	66.2%	48,195
Total	$24,837,195	84.0%	$26,161,512	83.0%	$(1,324,317)
	Three		Three
	Months Ended	% of	Months Ended	% of	Increase /
Gross Margin	June 30, 2020	revenues	June 30, 2019	revenues	(Decrease)
North American Transaction Solutions	$1,961,508	15.1%	$2,293,924	14.6%	$(332,416)
International Transaction Solutions	220,314	29.7%	292,022	39.0%	(71,708)
Total	$2,181,822	15.9%	$2,585,946	15.7%	$(404,124)

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $13.7 million for the three months ended June 30, 2020 as compared to $16.5 million for the three months ended June 30, 2019. The decrease in net revenues in our North American Transaction Solutions segment was primarily driven by the adverse impact of the COVID-19 pandemic on our end-to-end payment volumes and gateway transactions.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing, and non-processing fees. Cost of revenues for the three months ended June 30, 2020 were approximately $11.5 million as compared to approximately $13.9 million for the three months ended June 30, 2019. This decrease is in line with the decrease in revenues for the three months ending June, 30, 2020.

The gross margin for the three months ended June 30, 2020 was approximately $2.2 million, or 15.9%, as compared to approximately $2.6 million, or 15.7%, for the three months ended June 30, 2019. The gross margin percentage was in line with the results from the previous comparable period.

Operating Expenses Analysis:

Operating expenses were approximately $2.2 million for the three months ended June 30, 2020, as compared to $5.2 million for three months ended June 30, 2019. Operating expenses for the three months ended June 30, 2020 primarily consisted of selling, general and administrative expenses of approximately $1.4 million,and depreciation and amortization of approximately $0.8 million. Operating expenses for the three months ended June 30, 2019, primarily consisted of selling, general and administrative expenses of approximately $2.3 million, non-cash compensation of $2.0 million, and depreciation and amortization expense of approximately $0.7 million.

The components of our selling, general and administrative expenses are reflected in the table below.

Selling, general and administrative expenses for the three months ended June 30, 2020 and 2019 consisted of operating expenses not otherwise delineated in our Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Three months ended June 30, 2020

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$536,915	$91,825	$118,574	$747,314
Professional fees	55,336	39,537	241,288	336,161
Rent	13,070	13,325	39,093	65,488
Business development	32,228	-	3,805	36,033
Travel expense	638	9,373	39,894	49,905
Filing fees	-	-	15,525	15,525
Transaction gains	-	(80,512)	-	(80,512)
Office expenses	41,976	3,759	16,879	62,614
Communications expenses	40,083	46,374	15,863	102,320
Insurance expense	-	-	42,000	42,000
Other expenses	292	2,104	6,085	8,481
Total	$720,538	$125,785	$539,006	$1,385,329

Three months ended June 30, 2019

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$318,487	$95,231	$799,417	$1,213,135
Professional fees	133,316	72,497	345,723	551,536
Rent	-	15,277	51,277	66,554
Business development	56,184	489	4,944	61,617
Travel expense	35,511	5,084	33,299	73,894
Filing fees	1,078	-	17,704	18,782
Transaction losses	-	(12,974)	-	(12,974)
Office expenses	83,122	4,147	12,990	100,259
Communications expenses	41,746	65,717	18,447	125,910
Insurance expense	-	-	36,267	36,267
Other (income) expenses	286	2,745	61,059	64,090
Total	$669,730	$248,213	$1,381,127	$2,299,070

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$218,428	$(3,406)	$(680,843)	$(465,821)
Professional fees	(77,980)	(32,960)	(104,435)	(215,375)
Rent	13,070	(1,952)	(12,184)	(1,066)
Business development	(23,956)	(489)	(1,139)	(25,584)
Travel expense	(34,873)	4,289	6,595	(23,989)
Filing fees	(1,078)	-	(2,179)	(3,257)
Transaction gains	-	(67,538)	-	(67,538)
Office expenses	(41,146)	(388)	3,889	(37,645)
Communications expenses	(1,663)	(19,343)	(2,584)	(23,590)
Insurance expense	-	-	5,733	5,733
Other (income) expenses	6	(641)	(54,974)	(55,609)
Total	$50,808	$(122,428)	$(842,121)	$(913,741)

Salaries, benefits, taxes, contractor payments, and professional fees decreased by approximately $0.7 million on a consolidated basis for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. This was due to the staffing reductions necessary due to the effects of the COVID-19 pandemic on our operations.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company provides additional measures of its operating results by disclosing its adjusted net loss attributable to Net Element, Inc. stockholders. Adjusted net loss attributable to Net Element stockholders is calculated as net loss attributable to Net Element stockholders excluding non-cash share-based compensation. The Company discloses this amount on an aggregate and per-share basis. These measures meet the definition of non-GAAP financial measures. The Company believes that application of these non-GAAP financial measures is appropriate to enhance the understanding of the Company’s investors of its historical performance through the use of a metric that seeks to normalize period-to-period earnings.  A reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the quarter ended June 30, 2020, and June  30, 2019 is presented in the following tables.

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Three Months Ended June 30, 2020
Net loss attributable to Net Element Inc stockholders	$(324,690)	$7,500	$(317,190)
Basic and diluted earnings per share	$(0.08)	$-	$(0.08)
Basic and diluted shares used in computing earnings per share	4,175,148		4,175,148
Three Months Ended June 30, 2019
Net loss attributable to Net Element Inc stockholders	$(1,537,447)	$2,005,840	$468,393
Basic and diluted earnings per share	$(0.37)	$0.48	$0.11
Basic and diluted shares used in computing earnings per share	4,199,076		4,199,076

	GAAP	Share-based Compensation	Adjusted Non-GAAP
Six Months Ended June 30, 2020
Net loss attributable to Net Element Inc stockholders	$(1,691,488)	$45,900	$(1,645,588)
Basic and diluted earnings per share	$(0.41)	$0.01	$(0.40)
Basic and diluted shares used in computing earnings per share	4,146,396		4,146,396
Six Months Ended June 30, 2019
Net loss attributable to Net Element Inc stockholders	$(2,658,292)	$2,020,847	$(637,445)
Basic and diluted earnings per share	$(0.68)	$0.52	$(0.16)
Basic and diluted shares used in computing earnings per share	3,908,872		3,908,872

Use of Non-GAAP Financial Measures

Non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP measures exclude significant expenses that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprises ("SMEs") in the

U.S. and selected emerging markets. In the U.S., it aims to grow transactional revenue by innovating SME productivity services using blockchain technology solutions and Aptito, the Company’s cloud-based restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omnichannel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions. Net Element was ranked as one of the fastest-growing companies in North America on Deloitte's 2017 Technology Fast 500™. In 2017, the Company was recognized by South Florida Business Journal as one of 2016's fastest-growing technology companies. Further information is available at www.NetElement.com.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to whether the proposed merger with Mullen Technologies Inc. will materialize and if so, whether that will result in increased shareholder value, whether the Company will be successful in executing cost savings and other alternative strategies and whether these measures will  benefit the Companys; what the ultimate impact of the COVID-19 pandemic will have on the Company and its  operations, whether the Company will achieve further growth or achieve its goals and when the Company will reach profitability. Additional examples of such risks and uncertainties include, but are not limited to (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; and (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.  Forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date.

Contact:

Net Element, Inc.

Tel. +1 (786) 923-0502

Media@NetElement.com

www.netelement.com